Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Second Quarter 2013 Financial Results

Conshohocken, PA — (GLOBE NEWSWIRE) — July 30, 2013  — CardioNet, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•                  Serviced record patient volume for the second consecutive quarter

•                  Achieved profitability on an adjusted basis for the first time in four years

•                  Generated positive adjusted EBITDA of $3.4 million, the highest quarterly EBITDA in four years

•                  Creation of holding company structure to be finalized August 1, 2013

•                  Announced agreement with UnitedHealthcare Insurance Company covering all monitoring services effective July 1, 2013

•                  Launched MCOTos 2:1TM, providing both MCOTTM and wEvent monitoring capability in a single device

•                  Reduced consolidated DSO to 53 days, an 8 day improvement compared to year end 2012

•                  $19.3 million in cash and no debt as of June 30, 2013

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “Our second quarter results were our strongest in four years, with positive adjusted net income, driven by the success of our strategic initiatives.  For the second consecutive quarter, our patient services segment monitored a record number of patients, resulting in increased revenue both sequentially and year over year.  This was due to the continued success of the CardioNet Comprehensive strategy, which was bolstered with the launch of our latest device, the MCOTos 2:1TM. This system enables us to offer our physicians either MCOTTM or wEvent monitoring, on demand, in the convenience of a single device.  Looking forward, while it did not have an impact on the quarter, we expect to see a positive impact on patient volume due to our recent agreement with UnitedHealthcare Insurance Company.

“The second quarter also benefitted from the acquisition of Cardiocore in the third quarter of last year, which enabled us to post strong gains in our research services business both year over year and sequentially.  We continue to view research services as an avenue for significant future growth for the organization.

“As we previously announced, our new holding company structure and corporate name, BioTelemetry, Inc., will become effective August 1.  We are excited to begin this new chapter in the Company’s history, with a name that more accurately reflects the focus of the organization.  With this new structure in place, and our ongoing progress on strengthening our leadership position in cardiac monitoring, diversifying the business and driving efficiencies, we believe that the Company is well-positioned for future growth.”

Second Quarter Financial Results

Revenue for the second quarter 2013 was $32.1 million, an increase of 17.0% compared to $27.5 million in the second quarter 2012.  Revenue increased $4.6 million primarily due to an increase in research services revenue of $4.7 million with the acquisition of Cardiocore in August 2012, partially offset by $0.5 million lower revenue from the product segment.  Additionally, patient services revenue increased $0.4 million mainly due to an increase in patient volume driven by the strength of MCOTTM.  For the three months ended June 30, 2013, patient revenue was comprised of 45% Medicare and 55% commercial.

Gross profit for the second quarter 2013 increased to $19.5 million, or 60.7% of revenue, compared to $16.7 million, or 60.9% of revenue, in the second quarter of 2012.  Gross profit for the second quarter 2013 on an adjusted basis was $19.8 million, or 61.5% of revenue, excluding $0.3 million related to restructuring and other nonrecurring charges.  This compares to gross profit for the second quarter 2012 on an adjusted basis of $17.0 million, or 62.0% of revenue, excluding $0.3 million related to restructuring and other nonrecurring charges.  The decrease in the gross profit percentage was related to the growth in the lower margin research services segment.

On a GAAP basis, operating expenses for the second quarter 2013 were $21.7 million, an increase of 18.2% compared to $18.4 million in the second quarter 2012.  On an adjusted basis, operating expenses for the second quarter were $19.1 million, a 10.0% increase compared to $17.4 million for the prior year quarter, excluding $2.6 million in the second quarter 2013 and $1.0 million in the second quarter 2012 related to restructuring and other nonrecurring charges.  The increase in operating expense was driven by the addition of the Cardiocore operations which was partially offset by a reduction in bad debt expense.

On a GAAP basis, net loss for the second quarter 2013 was $2.3 million, or a loss of $0.09 per diluted share, compared to a net loss of $1.2 million, or a loss of $0.05 per diluted share, for the second quarter 2012.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net income for the second quarter 2013 was $0.6 million, or a gain of $0.02 per diluted share.  This compares to an adjusted net loss of $0.3 million, or a loss of $0.01 per diluted share, for the second quarter 2012, which excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of June 30, 2013, total cash was $19.3 million, an increase of $1.0 million compared to the first quarter 2013 and year end 2012.  The significant cash uses during the second quarter 2013 included $1.6 million for capital expenditures, primarily medical devices, and $1.3 million related to development of our next-generation cardiac monitoring devices.  Positive operating cash flow of $2.5 million helped to offset these expenditures.  In addition, consolidated DSO decreased to 53 days, representing a three day decrease compared to the first quarter 2013 and an eight day decrease compared to year end 2012.

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, July 30, 2013, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website for two weeks.

About CardioNet

CardioNet is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at http://www.cardionet.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our expectations regarding the effect of the creation of a new holding company structure and the effect, including on our growth prospects, of the new holding company structure, the prospects for our products and our confidence in the Company’s future, as well as our expectations regarding the effect the United contract will have on the company’s operating results.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, effects of changes in health care legislation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success, our ability to successfully create a new holding company structure and to anticipate the benefits of such structure.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	June 30, 2013	June 30, 2012
Revenue	$32,104	$27,450
Cost of revenue	12,608	10,724
Gross profit	19,496	16,726
Gross profit %	60.7%	60.9%
Operating expenses:
General and administrative expense	9,077	7,635
Sales and marketing expense	6,267	6,027
Bad debt expense	1,967	2,959
Research and development expense	1,882	1,040
Integration, restructuring and other charges	2,541	733
Total operating expenses	21,734	18,394

Loss from operations	(2,238)	(1,668)
Interest and other (expense), net	(61)	39

Loss before income taxes	(2,299)	(1,629)
Benefit (provision) for income taxes	—	431
Net loss	$(2,299)	$(1,198)

Loss per Share:
Basic	$(0.09)	$(0.05)
Diluted	$(0.09)	$(0.05)

Weighted Average Shares Outstanding:
Basic	25,537	24,919
Diluted	25,537	24,919

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Six Months Ended
	(unaudited)
	June 30, 2013	June 30, 2012

Revenue	$64,522	$54,495
Cost of revenue	25,481	22,159
Gross profit	39,041	32,336
Gross profit %	60.5%	59.3%

Operating expenses:
General and administrative expense	18,605	16,308
Sales and marketing expense	13,029	12,179
Bad debt expense	4,434	5,870
Research and development expense	3,502	2,225
Integration, restructuring and other charges	3,743	1,003
Total operating expenses	43,313	37,585

Loss from operations	(4,272)	(5,249)
Interest and other (expense), net	(114)	86

Loss before income taxes	(4,386)	(5,163)
Benefit (provision) for income taxes	—	431
Net loss	$(4,386)	$(4,732)

Loss per Share:
Basic	$(0.17)	$(0.19)
Diluted	$(0.17)	$(0.19)

Weighted Average Shares Outstanding:
Basic	25,370	24,762
Diluted	25,370	24,762

Summary Financial Data

(In Thousands)

	June 30, 2013	December 31, 2012
	(unaudited)	(unaudited)

Cash and investments	$19,306	$18,298
Patient accounts receivable, net	12,452	13,792
Other accounts receivable, net	6,584	6,515
Days sales outstanding	53	61
Working capital	24,661	24,932
Total assets	89,941	90,010
Total debt	—	—
Total shareholders’ equity	67,594	69,998

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended (unaudited)
	June 30, 2013	June 30, 2012

Operating loss — GAAP	$(2,238)	$(1,668)
Nonrecurring charges (a)	2,859	1,289
Adjusted operating income (loss)	$621	$(379)
Net loss — GAAP	$(2,299)	$(1,198)
Nonrecurring charges (a)	2,859	858
Adjusted net income (loss)	$560	$(340)

Loss per diluted share — GAAP	$(0.09)	$(0.05)
Nonrecurring charges per share (a)	0.11	0.04
Adjusted earnings (loss) per diluted share (b)	$0.02	$(0.01)

(a)         In the second quarter of 2013, the Company incurred $2.5 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation and $0.4 million for the forfeiture and acceleration of certain options as well as other nonrecurring charges.  In the second quarter of 2012, the Company incurred $0.7 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation and $0.6 million for other nonrecurring charges as well as the forfeiture and acceleration of certain options.  These charges were partially offset by a $0.4 million tax benefit related to the acquisition of ECG Scanning.

(b)         Due to the Company reporting positive adjusted net income for the second quarter, the Company used the weighted average diluted shares outstanding as of the end of the second quarter in the earnings per share calculation.  The diluted share count used was 26.7 million.

	Three Months Ended
	(unaudited)
	June 30, 2013	June 30, 2012

Cash provided (used) by operating activities	$2,505	$(1,915)
Capital expenditures	(1,586)	(1,376)
Free cash flow	$919	$(3,291)

	Three Months Ended
	(unaudited)
	June 30, 2013	June 30, 2012

Operating loss — GAAP	$(2,238)	$(1,668)
Nonrecurring charges	2,859	1,289
Depreciation and amortization expense	2,736	2,112
Adjusted EBITDA	$3,357	$1,733

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Six Months Ended (unaudited)
	June 30, 2013	June 30, 2012
Operating loss — GAAP	$(4,272)	$(5,249)
Nonrecurring charges (a)	4,235	2,417
Adjusted operating loss	$(37)	$(2,832)
Net loss — GAAP	$(4,386)	$(4,732)
Nonrecurring charges (a)	4,235	1,986
Adjusted net loss	$(151)	$(2,746)

Loss per diluted share — GAAP	$(0.17)	$(0.19)
Nonrecurring charges per share (a)	0.16	0.08
Adjusted loss per diluted share	$(0.01)	$(0.11)

(a)         In the first six months of 2013, the Company incurred $3.7 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation and $0.5 million for other nonrecurring charges and the forfeiture and acceleration of certain options.  In the first six months of 2012, the Company incurred $1.0 million related to restructuring and other nonrecurring charges primarily due to legal fees related to litigation, $1.1 million of other nonrecurring charges primarily due to the establishment of the Company’s San Francisco monitoring center and $0.3 million for the forfeiture and acceleration of certain options.  These charges were partially offset by a $0.4 million tax benefit related to the acquisition of ECG Scanning.

	Six Months Ended
	(unaudited)
	June 30, 2013	June 30, 2012

Cash provided (used) by operating activities	$4,162	$(3,864)
Capital expenditures	(3,425)	(2,748)
Free cash flow	$737	$(6,612)

	Six Months Ended
	(unaudited)
	June 30, 2013	June 30, 2012

Operating loss — GAAP	$(4,272)	$(5,249)
Nonrecurring charges	4,235	2,417
Depreciation and amortization expense	5,744	4,132
Adjusted EBITDA	$5,707	$1,300